EX-99.B-77Q1

SUB-ITEM 77Q1(e): New or Amended Registrant Investment Advisory Contracts:

IVY FUNDS VARIABLE INSURANCE PORTFOLIOS

An Amendment to the Investment Sub-Advisory Agreement between Waddell & Reed Investment Management Company and Advantus Capital Management, Inc., dated May 20, 2009, was filed with the Securities and Exchange Commission by EDGAR on March 1, 2010 in Post-Effective Amendment No. 50 to the Registration Statement on Form N-1A, and is incorporated by reference herein.

Appendix A and Appendix B to the Investment Management Agreement between Ivy Funds Variable Insurance Portfolios and Waddell & Reed Investment Management Company, with respect to each of the Funds on Appendix A, as amended April 1, 2010 and April 30, 2010, was filed with the Securities and Exchange Commission by EDGAR on April 30, 2010 in Post-Effective Amendment No. 51 to the Registration Statement on Form N-1A, and is incorporated by reference herein.